Exhibit 99.1



[Prudential Bancorp, Inc. of Pennsylvania Logo]

June 20, 2007



     PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES DECLARATION OF
                         QUARTERLY CASH DIVIDEND
     -----------------------------------------------------------------


PHILADELPHIA - Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, declared a quarterly cash dividend of $0.05 per share on the common stock of the Company, payable on July 27, 2007 to the shareholders of record at the close of business on July 13, 2007.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank headquartered in Philadelphia, Pennsylvania. Prudential Savings Bank operates five full service offices located in Philadelphia and one office in Drexel Hill, Pennsylvania. At March 31, 2007, the Company had assets totaling $468.0 million, liabilities totaling $383.0 million and $85.0 million of shareholders' equity.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.


Contacts

Prudential Bancorp, Inc. of Pennsylvania
Thomas A. Vento
President and Chief Executive Officer
215-755-1500
or
Joseph R. Corrato
Executive Vice President and Chief
Financial Officer
215-755-1500